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                SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549

                             FORM 8-K

                          CURRENT REPORT
                PURSUANT TO SECTION 13 OR 15(d) OF
               THE SECURITIES EXCHANGE ACT OF 1934

                Date of report:   October 12, 2001

                       SARNIA CORPORATION
     (Exact Name of Registrant as Specified in its Charter)


    Virginia              0-24108              54-1215366
(State or Other   (Commission File Number   (IRS Employer
 Jurisdiction                                Identification No.)
 of Incorporation)


               6850 Versar Center, Springfield, Virginia 22151
            (Address of Principal Executive Offices)

                      (703) 642-6800
       (Registrant's Telephone Number, Including Area Code)

                               None
  (Former Name or Former Address, if Changed Since Last Report)

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Item 2.  Acquisition or Disposition of Assets.

       On October 5, 2001, the Company signed a definitive agreement and plan of merger with Bresler & Reiner, Inc. providing for the acquisition of Sarnia Corporation by a wholly owned subsidiary of Bresler & Reiner, Inc. for approximately $20,000,000 in cash minus certain liabilities of Sarnia, which will be assumed by Bresler. Sarnia shareholders will receive cash for their shares of approximately $1.40 to $1.60 per share and Sarnia will become a wholly owned subsidiary of Bresler upon completion of the merger.

       Among other conditions, the Agreement and Plan of Merger is subject to the approval of Sarnia's stockholders. When the date for the special stockholders' meeting for consideration of the Agreement is set, a notice of the meeting and proxy statement will be mailed to Sarnia's stockholders. The Sarnia Board has concluded that the transaction is fair to and in the best interests of Sarnia's stockholders and has recommended that Sarnia's stockholders vote in favor of the merger transaction. The Company currently anticipates that, if the Agreement and Plan of Merger is approved and the other conditions to closing are met, the closing will occur no later than January 15, 2002.

       There can be no assurance that the Agreement and Plan of Merger will be approved by the Sarnia's stockholders, or that, if approved, the conditions to consummation of the merger set forth in the Agreement and Plan of Merger can be satisfied. If these events occur, it is estimated that all stockholders would receive approximately $1.40 to $1.50 per share upon closing and approximately $.10 to $.15 per share one year from closing.

       Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf and the undersigned hereunto duly authorized.

                           SIGNATURES

                                          SARNIA CORPORATION


Date:  October 12, 2001        By /S/ Charles I. Judkins, Jr.
                                 ----------------------------
                                 Charles I. Judkins, Jr.
                                 President and CEO